Contacts:
URS Corporation Sam Ramraj Vice President, Investor Relations (415) 774-2700	Sard Verbinnen & Co Jamie Tully/Delia Cannan (212) 687-8080

URS CORPORATION REPORTS THIRD QUARTER 2013 RESULTS

Company Reports Strong Cash Flows from Operations; Revises 2013 Guidance; Reaffirms Capital Allocation Priorities

SAN FRANCISCO, CA – November 5, 2013 – URS Corporation (NYSE: URS) today reported its financial results for the third quarter of fiscal 2013, which ended on September 27, 2013.

Third Quarter 2013 Highlights

•	Revenues were $2.7 billion.
•	GAAP Net Income was $88.8 million, or $1.20 per share on a diluted basis.
•	Cash EPS was $1.42*.
•	Cash flow from operations was $268.0 million.
•	EBITDA was $217.2 million*.
•	Book of business at the end of the quarter was $23.3 billion, including backlog of $11.6 billion.
•	Company to correct excess goodwill impairment charge overstated in fiscal year 2011.

* A non-GAAP measure.

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Commenting on the Company’s financial results, Martin M. Koffel, Chairman and Chief Executive Officer, stated:  “URS continued to benefit from our strategy of diversification across private and public market sectors.  Financial results for the quarter were solid despite the effects of the government shutdown, the uncertainty surrounding the federal budget, and sequestration.  Our industrial sector performed well as increased manufacturing activity in North America generated higher demand for facilities expansion and operations and maintenance services.  Infrastructure revenues also increased, reflecting the continuing recovery of this market.  Oil & gas sector revenues declined slightly due to the residual effects of weather-related delays, especially in the Canadian oil and gas fields.”

“URS continues to generate strong cash flow, which we are using to return value to stockholders, repay debt and support organic growth.  We generated $358.3 million in cash flow from operations during the first three quarters, a 20% increase from the same period last year, including $268.0 million in cash flow from operations in the third quarter alone.  So far this year, we have returned $140 million to stockholders, including $93 million through the repurchase of 2.0 million shares and $47 million in dividends.”

URS reaffirmed the Company’s capital allocation priorities for 2014 and 2015, which have been approved by URS’ Board of Directors.  As outlined in the Company’s September 12, 2013 press release, URS intends to return to URS stockholders at least $500 million in the form of share repurchases and dividends by the end of Fiscal Year 2015.  The share repurchases and dividends are expected to be funded by the Company’s free cash flow.  URS expects to use its remaining cash flow to fund organic growth and to pay down debt, consistent with the Company’s focus on maintaining its investment grade credit rating, which is critical to its ongoing operations and ability to achieve organic growth opportunities.  The timing and amount of share repurchases will be determined by the Company’s management based on its evaluation of market conditions, trading price of the stock, legal and regulatory requirements, and other factors.

The Company also reiterated that it does not expect to seek or undertake any financially significant acquisitions during this period.  Specifically, it does not intend to use more than $200 million in total cash on acquisitions in 2014 and 2015.  Any acquisitions would be focused on supporting the Company’s organic growth strategies.

Third Quarter 2013 Results

Revenues for the third quarter of 2013 were $2.7 billion, compared with $2.9 billion recorded during the third quarter of 2012. Operating income for the third quarter of 2013 was $179.3 million, compared with $203.6 million reported for the corresponding period of the prior year. Net income for the third quarter of 2013 was $88.8 million, compared to $106.7 million reported for the third quarter of 2012.  Diluted EPS were $1.20, compared to diluted EPS of $1.43 reported for the third quarter of last year.

Third quarter 2013 cash diluted earnings per share (“Cash EPS”), a Non-GAAP measure of earnings per share excluding the impact of non-cash amortization of intangible assets, were $1.42, compared with Cash EPS of $1.71 in the third quarter of fiscal 2012.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”), a non-GAAP measure, was $217.2 million in the third quarter, an 18.3% decrease from the same period last year.

URS’ third quarter 2013 results included after-tax income of $1.6 million (or $0.02 per share) for the recognition of foreign currency gains caused by movements in the Canadian dollar versus the U.S. dollar related to intercompany loans.  Excluding this item, URS’ net income for the third quarter of fiscal 2013 would have been $87.2 million and diluted EPS would have been $ 1.18.

URS’ third quarter 2012 results included after-tax income of $10.3 million (or $0.14 per share) for the recognition of foreign currency gains caused by movements in the Canadian dollar versus the U.S. dollar related to intercompany loans and an after-tax adjustment of $0.6 million (or $0.01 per share) related to expenses for the acquisition of Flint Energy Services Ltd. (“Flint”) on May 14, 2012.  Excluding these items, URS’ net income for the third quarter of fiscal 2012 would have been $95.8 million and diluted EPS would have been $ 1.28.

A reconciliation of Net Income and EPS, excluding acquisition expenses and foreign currency losses related to the Flint transaction, EBITDA and Cash EPS, to GAAP Net Income and GAAP EPS for the third quarter and the first nine months of 2013 compared to the same periods in 2012; and a reconciliation of Cash EPS to GAAP EPS guidance range for fiscal year 2013 are attached to this release and are available on the investor relations page of URS’ website at www.urs.com.

The Company’s backlog was $11.6 billion at the end of the third quarter of 2013, compared to $13.3 billion on December 28, 2012, the last day of the Company’s 2012 fiscal year.  URS ended the quarter with a book of business of $23.3 billion, compared to $24.9 billion as of December 28, 2012, and $23.0 billion at the end of the second quarter of 2013.

Nine-Month Results

Revenues for the first nine months of 2013 were $8.3 billion, compared with $8.0 billion recorded during the first nine months of 2012.  Operating income for the first nine months of 2013 was $477.3 million, compared with $514.5 million reported for the year-ago period. Net income for the first nine months of 2013 was $228.0 million, compared with $240.0 million reported for the first nine months of 2012.  Diluted EPS for the first nine months of 2013 were $3.07, compared with $3.22 reported for the first nine months of last year.

Cash EPS for the first nine months of 2013 were $3.80, compared with Cash EPS of $3.90 in the first nine months of fiscal 2012.  EBITDA was $613.7 million for the first nine months of 2013, a 0.3% increase over the same period last year.

URS’ nine-month 2013 results included an after-tax charge of $4.1 million (or $ 0.06 per share) for foreign currency losses related to intercompany loans.  Excluding this charge, URS’ net income for the first nine months of 2013 would have been $232.1 million and diluted EPS would have been $ 3.13.

URS’ nine-month 2012 results included an after-tax charge of $14.6 million (or $ 0.20 per share) for acquisition-related expenses, and after-tax income of $3.6 million (or $ 0.05 per share) for foreign currency gains related to intercompany loans.  Excluding these two items, URS’ net income for the first nine months of 2012 would have been $251.0 million and diluted EPS would have been $ 3.37.

Correction of Fiscal 2011 Goodwill Impairment Charge

As previously reported, URS’ results for fiscal 2011 included a non-cash, after-tax charge of $732.2 million for the impairment of goodwill.  The charge resulted from a test of the fair values of its reporting units versus their carrying values.  URS has now determined that its prior methodology for calculating the fair values of its reporting units did not comply with Accounting Standards Codification 350, “Intangibles – Goodwill and Other” (“ASC 350”).  As a result, the amount of the non-cash goodwill impairment charge recorded in 2011 was overstated, and 2011 net income was understated.  The error has no effect on URS’ business operations, cash balances or operating cash flows.  A detailed description is provided in the Form 8-K filed by the Company today.

URS estimates that correction of this error will increase reported net income for the fiscal year ended December 30, 2011 by approximately $423 million.  Management’s internal review is ongoing and the Company’s estimate is subject to change.

As soon as practicable, URS expects to amend its Form 10-K for the fiscal year ended December 28, 2012, its Form 10-Q for the three months ended March 29, 2013, and its Form 10-Q for the three and six months ended June 28, 2013, to restate these financial statements to correct the error and to amend the related information, including the discussion of the Company’s controls and procedures.

The Company also has concluded that a material weakness in internal control over financial reporting existed during each of the affected periods related to this matter.

URS will file a Form 12b-25 (Notification of Late Filing) with the United States Securities and Exchange Commission to obtain the available five-day extension to the regular filing date of November 6, 2013 for our Form 10-Q for the quarter ended September 27, 2013.

Business Segment Results

In addition to providing consolidated financial results, URS reports separate financial information for its four segments:  Infrastructure & Environment, Federal Services, Energy & Construction, and Oil & Gas.  The Infrastructure & Environment segment includes program management, planning, design and engineering, construction management, and operations and maintenance services in the federal, infrastructure, and industrial and commercial markets.  The Federal Services segment primarily includes program management, planning, systems engineering and technical assistance, construction and construction management, operations and maintenance, information technology services, and decommissioning and closure services to the U.S. Departments of Defense, State, Homeland Security and Treasury, NASA and other federal agencies.  The Energy & Construction segment includes program management, planning, design, engineering, construction and construction management, operations and maintenance, and decommissioning and closure services to clients in the power, infrastructure, industrial and commercial, and federal markets.  The Oil & Gas segment includes construction, maintenance and other services across the upstream, midstream and downstream oil and gas markets.

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Infrastructure & Environment.  For the third quarter of 2013, the Infrastructure & Environment segment reported revenues of $922.3 million and operating income of $59.3 million, compared to revenues of $920.7 million and operating income of $67.1 million for the corresponding period in 2012.

Federal Services.  For the third quarter of 2013, the Federal Services segment reported revenues of $538.9 million and operating income of $57.6 million, compared to revenues of $682.8 million and an operating income of $64.8 million for the corresponding period in 2012.

Energy & Construction.  For the third quarter of 2013, the Energy & Construction segment reported revenues of $775.5 million and operating income of $57.4 million, compared to revenues of $781.5 million and an operating income of $64.6 million for the corresponding period in 2012.

Oil & Gas.  For the third quarter of 2013, the Oil & Gas segment reported revenues of $532.6 million and operating income of $19.3 million, compared to revenues $592.2 million and an operating income of $28.9 million for the corresponding period in 2012.

Quarterly Dividend

On November 1, 2013, the Company declared a quarterly cash dividend of $0.21 per common share.  The dividend will be paid on January 10, 2014 to stockholders of record as of December 13, 2013.

Outlook for Fiscal 2013

Given the effects of the federal government shutdown, the uncertainty surrounding the federal budget, and sequestration, and the impacts of weather-related delays, especially in the Canadian oil and gas fields, URS now expects that fiscal 2013 consolidated revenues will be between $11.0 billion and $11.5 billion.  The Company expects that fiscal 2013 EPS will be between $4.10 and $4.25, on a fully diluted basis.  URS expects Cash EPS for 2013 to be between $5.05 and $5.20, on a fully diluted basis.

Webcast Information

URS will host a dial-in conference call today, Tuesday, November 5, 2013 at 5:00 p.m. (ET) to discuss its third quarter fiscal 2013 results.  A live webcast of this call will be available on the investor relations portion of URS’ website at http://investors.urs.com.

URS Corporation (NYSE:  URS) is a leading provider of engineering, construction and technical services for public agencies and private sector companies around the world.  The Company offers a full range of program management; planning, design and engineering; systems engineering and technical assistance; construction and construction management; operations and maintenance; information technology; and decommissioning and closure services.  URS provides services for power, infrastructure, industrial, oil and gas, and federal projects and programs.  Headquartered in San Francisco, URS Corporation has more than 50,000 employees in a network of offices in nearly 50 countries (www.urs.com).

TABLES TO FOLLOW

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Statements contained in this earnings release that are not historical facts may constitute forward-looking statements, including statements relating to future revenues, net income and earnings per share, future backlog and book of business, future effects of the October 2013 federal government shutdown, federal budget and sequestration, future weather-related delays, future capital allocation priorities including dividend payments, share repurchases, debt pay downs, acquisitions and organic growth opportunities, the future impact of our goodwill restatement and the amounts we estimate will be reflected in our restated financial statements and the periodic reports that we expect to amend, and other future business, economic and industry trends and conditions.  We believe that our expectations are reasonable and are based on reasonable assumptions; however, we caution against relying on any of our forward-looking statements as such forward-looking statements by their nature involve risks and uncertainties.  A variety of factors, including but not limited to the following, could cause our business and financial results, as well as the timing of events, to differ materially from those expressed or implied in our forward-looking statements:  declines in the economy or client spending; federal sequestration and budget issues; failure to raise the federal debt ceiling; unusually severe weather conditions; changes in our book of business; our compliance with government regulations; integration of acquisitions; employee, agent or partner misconduct; our ability to procure government contracts; liabilities for pending and future litigation; environmental liabilities; changes in oil, natural gas and other commodity prices; availability of bonding and insurance; our reliance on government appropriations; unilateral termination provisions in government contracts; impairment of our goodwill; our ability to make accurate estimates and assumptions; our accounting policies; workforce utilization; our and our partners’ ability to bid on, win, perform and renew contracts and projects; our dependence on partners, subcontractors and suppliers; customer payment defaults; our ability to recover on claims; impact of target and fixed-priced contracts on earnings; the inherent dangers at our project sites; the impact of changes in laws and regulations; nuclear indemnifications and insurance; misstatements in expert reports; a decline in defense spending; industry competition; our ability to attract and retain key individuals; retirement plan obligations; our leveraged position and the ability to service our debt; restrictive covenants in finance arrangements; risks associated with international operations; business activities in high security risk countries; information technology risks; natural and man-made disaster risks; our relationships with labor unions; our ability to protect our intellectual property rights; anti-takeover risks and other factors discussed more fully in our Form 10-Q for the period ended June 28, 2013, as well as in other reports subsequently filed from time to time with the United States Securities and Exchange Commission.  The forward-looking statements represent our current intentions as of the date on which they were made and we assume no obligation to revise or update any forward-looking statements.

URS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED
 (In millions, except per share data)

	September 27, 2013	December 28, 2012
ASSETS		As Restated
Current assets:
Cash and cash equivalents	$314.2	$314.5
Accounts receivable, including retentions of $130.2 and $114.4, respectively	1,464.8	1,554.8
Costs and accrued earnings in excess of billings on contracts	1,459.7	1,384.3
Less receivable allowances	(63.1)	(69.7)
Net accounts receivable	2,861.4	2,869.4
Deferred tax assets	46.5	67.6
Inventory	53.7	61.5
Other current assets	227.2	204.2
Total current assets	3,503.0	3,517.2
Investments in and advances to unconsolidated joint ventures	252.8	278.3
Property and equipment, net	631.1	687.5
Intangible assets, net	604.1	692.2
Goodwill	3,703.3	3,721.6
Other long-term assets	396.0	364.2
Total assets	$9,090.3	$9,261.0
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$92.2	$71.8
Accounts payable and subcontractors payable, including retentions of $34.9 and $32.3, respectively	697.5	803.5
Accrued salaries and employee benefits	556.1	558.8
Billings in excess of costs and accrued earnings on contracts	225.1	289.1
Other current liabilities	257.3	277.8
Total current liabilities	1,828.2	2,001.0
Long-term debt	1,903.0	1,992.5
Deferred tax liabilities	399.3	379.9
Self-insurance reserves	132.0	129.8
Pension and post-retirement benefit obligations	278.5	300.9
Other long-term liabilities	277.4	271.0
Total liabilities	4,818.4	5,075.1
Commitments and contingencies
URS stockholders’ equity:
Preferred stock, authorized 3.0 shares; no shares outstanding	—	—
Common stock, par value $.01; authorized 200.0 shares; 88.9 and 88.9 shares issued, respectively; and 74.8 and 76.8 shares outstanding, respectively	0.9	0.9
Treasury stock, 14.1 and 12.1 shares at cost, respectively	(588.2)	(494.9)
Additional paid-in capital	3,038.0	3,003.9
Accumulated other comprehensive loss	(154.6)	(113.2)
Retained earnings	1,827.4	1,647.3
Total URS stockholders’ equity	4,123.5	4,044.0
Noncontrolling interests	148.4	141.9
Total stockholders’ equity	4,271.9	4,185.9
Total liabilities and stockholders’ equity	$9,090.3	$9,261.0

URS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED
(In millions, except per share data)

	Three Months Ended		Nine Months Ended
	September 27,	September 28,	September 27,	September 28,
	2013	2012	2013	2012

Revenues	$2,735.5	$2,947.6	$8,330.0	$7,999.8
Cost of revenues	(2,559.0)	(2,753.3)	(7,851.9)	(7,484.0)
General and administrative expenses	(14.3)	(22.6)	(59.9)	(62.0)
Acquisition-related expenses	—	0.8	—	(16.1)
Equity in income (loss) of unconsolidated joint ventures	17.1	31.1	59.1	76.8
Operating income (loss)	179.3	203.6	477.3	514.5
Interest expense	(23.2)	(20.5)	(65.8)	(51.0)
Other income (expenses)	1.6	10.8	(4.2)	4.1
Income (loss) before income taxes	157.7	193.9	407.3	467.6
Income tax expense	(42.3)	(66.1)	(123.4)	(155.2)
Net income (loss) including noncontrolling interests	115.4	127.8	283.9	312.4
Noncontrolling interests in income of consolidated subsidiaries	(26.6)	(21.1)	(55.9)	(72.4)
Net income (loss) attributable to URS	$88.8	$106.7	$228.0	$240.0

Earnings per share:
Basic	$1.21	$1.43	$3.08	$3.23
Diluted	$1.20	$1.43	$3.07	$3.22
Weighted-average shares outstanding:
Basic	73.6	74.5	73.9	74.2
Diluted	73.9	74.6	74.3	74.5

Cash dividends declared per share	$0.21	$0.20	$0.63	$0.60

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URS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED
(In millions)

	Three Months Ended		Nine Months Ended
	September 27,	September 28,	September 27,	September 28,
	2013	2012	2013	2012
Cash flows from operating activities:
Net income (loss) including noncontrolling interests	$115.4	$127.8	$283.9	$312.4
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation and amortization	36.6	41.3	115.7	91.7
Amortization of intangible assets	26.3	31.2	80.8	73.8
Amortization of debt issuance costs and discount/premium	0.1	(0.2)	0.4	2.3
Foreign currency (gains) losses related to foreign currency derivatives and intercompany loans	(1.6)	(10.8)	4.2	(4.1)
Normal profit	0.2	(2.2)	(0.7)	(4.6)
Provision for doubtful accounts	(0.8)	0.9	1.6	0.9
Gain on disposal of property and equipment	(12.7)	(2.1)	(22.2)	(3.1)
Deferred income taxes	23.6	(16.4)	36.0	2.5
Stock-based compensation	13.0	11.2	35.7	32.5
Excess tax benefits from stock-based compensation	—	—	(1.6)	—
Equity in income of unconsolidated joint ventures	(17.1)	(31.1)	(59.1)	(76.8)
Dividends received from unconsolidated joint ventures	22.6	21.4	74.7	67.9
Changes in operating assets, liabilities and other, net of effects of business acquisitions:
Accounts receivable and costs and accrued earnings in excess of billings on contracts	(107.9)	(5.1)	19.0	(129.0)
Inventory	1.3	—	7.8	0.8
Other current assets	(5.5)	3.0	9.5	(10.0)
Collections from/(advances to) unconsolidated joint ventures	(0.3)	0.4	2.9	(0.7)
Accounts payable, accrued salaries and employee benefits, and other current liabilities	160.9	220.7	(118.1)	50.4
Billings in excess of costs and accrued earnings on contracts	(37.8)	(4.3)	(58.5)	(38.6)
Other long-term liabilities	(13.4)	(6.5)	12.5	(9.2)
Other long-term assets	65.1	(100.4)	(66.2)	(60.0)
Total adjustments and changes	152.6	151.0	74.4	(13.3)
Net cash from operating activities	268.0	278.8	358.3	299.1
Cash flows from investing activities:
Payments for business acquisitions, net of cash acquired	—	—	—	(1,345.7)
Proceeds from disposal of property and equipment	6.6	4.2	32.6	17.2
Payments in settlement of foreign currency forward contract	—	—	—	(1,260.6)
Receipts in settlement of foreign currency forward contract	—	—	—	1,260.3
Investments in unconsolidated joint ventures	—	(3.4)	(0.1)	(5.4)
Changes in restricted cash	2.9	3.8	4.6	3.8
Capital expenditures, less equipment purchased through capital leases and equipment notes	(22.3)	(52.8)	(68.2)	(101.8)
Net cash from investing activities	(12.8)	(48.2)	(31.1)	(1,432.2)

URS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS – UNAUDITED (continued)
(In millions)

	Three Months Ended		Nine Months Ended
	September 27,	September 28,	September 27,	September 28,
	2013	2012	2013	2012
Cash flows from financing activities:
Borrowings from long-term debt	—	—	—	998.9
Payments on long-term debt	(1.3)	(1.3)	(3.6)	(4.4)
Borrowings from revolving line of credit	71.0	—	929.4	560.0
Payments on revolving line of credit	(164.6)	(170.0)	(987.2)	(433.6)
Net payments under foreign lines of credit and short-term notes	(6.5)	(6.1)	(21.1)	(12.7)
Net change in overdrafts	(41.7)	(26.7)	(55.1)	4.1
Payments on capital lease obligations	(4.8)	(5.1)	(13.9)	(10.1)
Payments of debt issuance costs	—	—	—	(8.8)
Excess tax benefits from stock-based compensation	—	—	1.6	—
Proceeds from employee stock purchases and exercises of stock options	1.3	1.5	14.6	7.7
Distributions to noncontrolling interests	(17.5)	(16.7)	(49.2)	(51.9)
Contributions and advances from noncontrolling interests	—	0.1	—	2.3
Dividends paid	(15.4)	(14.9)	(46.8)	(29.8)
Repurchases of common stock	—	—	(93.3)	(40.0)
Net cash from financing activities	(179.5)	(239.2)	(324.6)	981.7
Net change in cash and cash equivalents	75.7	(8.6)	2.6	(151.4)
Effect of foreign exchange rate changes on cash and cash equivalents	4.4	10.0	(2.9)	4.6
Cash and cash equivalents at beginning of period	234.1	287.8	314.5	436.0
Cash and cash equivalents at end of period	$314.2	$289.2	$314.2	$289.2

Supplemental information:
Interest paid	$6.3	$8.5	$46.7	$26.8
Taxes (refunded) paid	$(8.9)	$10.8	$89.3	$93.5

Supplemental schedule of non-cash investing and financing activities:
Equipment acquired with capital lease obligations and equipment note obligations	$7.4	$5.7	$36.0	$16.2
Cash dividends declared but not paid	$1.9	$0.5	$17.9	$16.2

URS CORPORATION AND SUBSIDIARIES
RECONCILIATION SCHEDULES OF GAAP TO NON-GAAP MEASURES

Cash EPS and earnings before interest, taxes, depreciation, and amortization (“EBITDA”) in the tables below are not computed in accordance with generally accepted accounting principles (“GAAP”). These non-GAAP measures are useful to us, and may be useful to investors, because they permit a comparison of the actual or expected performance of our ongoing business.  Cash EPS and EBITDA should not be used as substitutes for diluted EPS and net income prepared in conformity with GAAP, or as a GAAP measure of profitability or cash flows.

Below are the reconciliations of Cash EPS and EBITDA to GAAP diluted EPS and net income for the three and nine months ended September 27, 2013 and September 28, 2012, and for the guidance range for fiscal year 2013.

	Three Months Ended		Nine Months Ended
	September 27, 2013	September 28, 2012	September 27, 2013	September 28, 2012
(In millions, except per share data)
Cash EPS	$1.42	$1.71	$3.80	$3.90
Intangible amortization expense, net of tax (1)	(0.22)	(0.28)	(0.73)	(0.68)
Diluted EPS	$1.20	$1.43	$3.07	$3.22

(1)
Amounts are net of tax effects of $0.14 and $0.13 for the quarters ended September 27, 2013 and September 28, 2012, respectively, and $0.36 and $0.31 for the nine months ended September 27, 2013 and September 28, 2012, respectively.

	Fiscal Year Ending on January 3, 2014
(In millions, except per share data)	Lower Range	Upper Range
Cash EPS	$5.05	$5.20
Intangible amortization expense, net of tax (2)	(0.95)	(0.95)
Diluted EPS	$4.10	$4.25

(2)	Amounts are net of tax effects of $0.47.

	Three Months Ended		Nine Months Ended
	September 27, 2013	September 28, 2012	September 27, 2013	September 28, 2012
(In millions)
EBITDA	$217.2	$265.8	$613.7	$611.7
Interest expense	(23.2)	(20.5)	(65.8)	(51.0)
Income tax benefit (expense)	(42.3)	(66.1)	(123.4)	(155.2)
Depreciation and amortization	(36.6)	(41.3)	(115.7)	(91.7)
Amortization of intangible assets	(26.3)	(31.2)	(80.8)	(73.8)
Net income (loss) attributable to URS	$88.8	$106.7	$228.0	$240.0

URS CORPORATION AND SUBSIDIARIES
RECONCILIATION SCHEDULES OF GAAP TO NON-GAAP MEASURES

Net income and diluted EPS, excluding the impact of acquisition-related expenses and other income (expense) in the tables below are not computed in accordance with generally accepted accounting principles (“GAAP”). We present these amounts to demonstrate their impact.  These non-GAAP measures are useful to us, and may be useful to investors, because they permit a comparison of the actual or expected performance of our ongoing business with the actual performance of our business in prior periods.  Net income and diluted EPS excluding the impact of acquisition-related expenses and other income (expense) should not be used as a substitute for net income and diluted EPS prepared in conformity with GAAP, or as a GAAP measure of profitability or cash flows.

Below are the reconciliations of net income and diluted EPS, before the impact of the items listed in the table below, to GAAP net income and diluted EPS for the three and nine months ended September 27, 2013 and September 28, 2012.

	Three Months Ended
	September 27, 2013		September 28, 2012
(In millions, except per share data)	Net Income	Diluted EPS	Net Income	Diluted EPS
Before the impact of acquisition-related expense and other income (expense)	$87.2	$1.18	$95.8	$1.28
Adjustment to acquisition-related expense, net of tax (1)	—	—	0.6	.01
Other income (expense), net of tax (2)	1.6	.02	10.3	.14
Net income (loss) and diluted EPS	$88.8	$1.20	$106.7	$1.43

	Nine Months Ended
	September 27, 2013		September 28, 2012
(In millions, except per share data)	Net Income	Diluted EPS	Net Income	Diluted EPS
Before the impact of acquisition-related expense and other income (expense)	$232.1	$3.13	$251.0	$3.37
Acquisition-related expense, net of tax (1)	—	—	(14.6)	(0.20)
Other income (expense), net of tax (2)	(4.1)	(0.06)	3.6	0.05
Net income (loss) and diluted EPS	$228.0	$3.07	$240.0	$3.22

(1)
The tax effects of the acquisition-related costs on Net Income and EPS for the three months ended September 28, 2012 were $0.2 million and $0.00, respectively.  The tax effects of the acquisition-related costs on Net Income and EPS for the nine months ended September 28, 2012 were $1.5 million and $0.02, respectively.

(2)	Other income (expense) consists of foreign currency gains (losses) related to intercompany loans and foreign currency derivatives. The following tables show the tax effects of this line item:

	Three Months Ended
	September 27, 2013		September 28, 2012
(In millions, except per share data)	Net Income	Diluted EPS	Net Income	Diluted EPS
Tax effect of other income (expense)	$—	$—	$(0.5)	$(0.01)

	Nine Months Ended
	September 27, 2013		September 28, 2012
(In millions, except per share data)	Net Income	Diluted EPS	Net Income	Diluted EPS
Tax effect of other income (expense)	$0.1	$—	$(0.5)	$(0.01)

URS CORPORATION AND SUBSIDIARIES
BOOK OF BUSINESS

(In millions)	Infrastructure & Environment	Federal Services	Energy & Construction	Oil & Gas	Total
As of September 27, 2013
Backlog	$3,018.1	$2,664.5	$5,425.0	$523.6	$11,631.2
Option years	154.1	1,926.7	1,802.4	—	3,883.2
Indefinite delivery contracts	3,252.8	3,261.7	236.0	990.6	7,741.1
Total book of business	$6,425.0	$7,852.9	$7,463.4	$1,514.2	$23,255.5

As of December 28, 2012
Backlog	$3,028.4	$3,476.9	$5,947.1	$823.8	$13,276.2
Option years	197.3	2,728.1	2,056.8	—	4,982.2
Indefinite delivery contracts	2,572.4	3,238.7	236.0	611.7	6,658.8
Total book of business	$5,798.1	$9,443.7	$8,239.9	$1,435.5	$24,917.2

	September 27,	December 28,
(In millions)	2013	2012
Backlog by market sector:
Federal	$5,181.3	$6,546.5
Infrastructure	2,874.4	2,957.6
Oil & Gas	1,170.3	1,461.3
Power	1,289.9	1,416.1
Industrial	1,115.3	894.7
Total backlog	$11,631.2	$13,276.2

URS CORPORATION AND SUBSIDIARIES
REVENUES AND OPERATING INCOME (LOSS) BY DIVISION

	Three Months Ended		Nine Months Ended
(In millions)	September 27,	September 28,	September 27,	September 28,
	2013	2012	2013	2012
Revenues
Infrastructure & Environment	$922.3	$920.7	$2,833.2	$2,851.1
Federal Services	538.9	682.8	1,776.3	2,118.1
Energy & Construction	775.5	781.5	2,168.7	2,285.1
Oil & Gas (1)	532.6	592.2	1,672.3	869.7
Inter-segment eliminations	(33.8)	(29.6)	(120.5)	(124.2)
Total revenues	$2,735.5	$2,947.6	$8,330.0	$7,999.8
Operating income (loss)
Infrastructure & Environment	$59.3	$67.1	$162.1	$175.7
Federal Services	57.6	64.8	225.3	217.5
Energy & Construction	57.4	64.6	121.1	167.5
Oil & Gas (1)	19.3	28.9	28.7	31.9
Corporate	(14.3)	(21.8)	(59.9)	(78.1)
Total operating income (loss)	$179.3	$203.6	$477.3	$514.5

(1)	The operating results of Flint have been included in our consolidated results since the acquisition on May 14, 2012.

URS CORPORATION AND SUBSIDIARIES
REVENUE BREAKDOWN BY DIVISION AND MARKET SECTOR

Amounts shown in the table below are net of eliminations.

(In millions)	Federal	Infrastructure	Oil and Gas	Power	Industrial	Total
Three months ended September 27, 2013
Infrastructure & Environment	$137.8	$414.8	$139.2	$63.3	$147.9	$903.0
Federal Services	538.5	—	—	—	—	538.5
Energy & Construction	244.9	74.3	136.4	185.1	127.0	767.7
Oil & Gas	—	—	526.3	—	—	526.3
Total	$921.2	$489.1	$801.9	$248.4	$274.9	$2,735.5

Nine months ended September 27, 2013
Infrastructure & Environment	$464.2	$1,218.4	$415.9	$181.2	$492.7	$2,772.4
Federal Services	1,775.0	—	—	—	—	1,775.0
Energy & Construction	703.3	194.7	334.5	542.4	357.2	2,132.1
Oil & Gas	—	—	1,650.5	—	—	1,650.5
Total	$2,942.5	$1,413.1	$2,400.9	$723.6	$849.9	$8,330.0

Three months ended September 28, 2012
Infrastructure & Environment	$145.4	$395.8	$138.7	$50.3	$170.5	$900.7
Federal Services	682.6	—	—	—	—	682.6
Energy & Construction	273.2	68.1	97.0	240.4	93.4	772.1
Oil & Gas (1)	—	—	592.2	—	—	592.2
Total	$1,101.2	$463.9	$827.9	$290.7	$263.9	$2,947.6

Nine months ended September 28, 2012
Infrastructure & Environment	$500.6	$1,171.4	$399.0	$158.2	$527.5	$2,756.7
Federal Services	2,117.5	—	—	—	—	2,117.5
Energy & Construction	810.4	178.5	186.6	752.2	328.2	2,255.9
Oil & Gas (1)	—	—	869.7	—	—	869.7
Total	$3,428.5	$1,349.9	$1,455.3	$910.4	$855.7	$7,999.8

(1)	The operating results of Flint have been included in our consolidated results since the acquisition on May 14, 2012.